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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 1998 on our audits of the consolidated balance sheet of Unapix Entertainment, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended which appears in the annual report on Form 10-KSB, as amended, of the Company for the year ended December 31, 1997 and to the reference to our firm under the caption "Experts" in the prospectus.

                                        /s/ Richard A. Eisner & Company, LLP

New York, New York
September 9, 1998

318362-8